Exhibit 99.1

American States Water Company Announces Earnings for the Three Months Ended March 31, 2008

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.31 and $0.30 per share, respectively, for the three months ended March 31, 2008 as compared to basic and fully diluted earnings of $0.40 per share, reported for the same period ended March 31, 2007.

First Quarter 2008 Results

Net income for the first quarter ended March 31, 2008 decreased by 24.1%, or $0.10 per diluted share, to $5.3 million compared to $7.0 million for the same period in 2007. The $0.10 per share decrease in diluted earnings for the first quarter of 2008, as compared to the same period of 2007, is due primarily to the items listed below.

  An 8.1% decrease in water consumption during the first quarter of 2008 resulted in a $2.6 million decrease in water revenues, or $0.06 per share. The 2007 first quarter results benefited from lower than average precipitation.
  The water margin increased by $4.4 million, or $0.15 per share, during the first quarter of 2008, after adjusting for the lower consumption described previously, due to increased water rates approved by the California Public Utilities Commission (“CPUC”) that were effective January 1, 2008 and a favorable supply mix change. This increase was partially offset by the decrease in consumption previously discussed, resulting in an actual net increase of $2.7 million in water margin, or $0.09 per share.
  Operating and maintenance expenses increased by $1.0 million, or $0.03 per share, for the first quarter of 2008, at AWR subsidiary, Golden State Water Company (“GSWC”), resulting from higher chemical and water treatment costs along with an increase in routine and emergency maintenance expenses on GSWC’s wells and water supply sources.
  AWR’s subsidiary, American States Utility Services, Inc. (“ASUS”), recorded a pretax operating loss of $541,000 for contracted services for the first quarter of 2008, declining by $2.7 million, or $0.09 per share, as compared to the first quarter of 2007 due primarily to a significant wastewater construction project in 2007 at Fort Bliss. ASUS recognized pretax operating income of $2.2 million from the wastewater expansion project during the first quarter of 2007. There was no similar special project during the three months ended March 31, 2008. Higher administrative and general expenses also contributed to the decrease in pretax operating income.
  GSWC recorded a net gain on disposal of property of $367,000, or $0.01 per share, during the three months ended March 31, 2007. There was no similar gain in the same period of 2008.
  Higher other expenses, primarily consisting of administrative and general expenses and depreciation and amortization expense, an increase in the effective income tax rate, as well as other items described below, contributed to an overall decrease of $0.06 per diluted share to the results of operations.
  The recording of an unrealized gain on purchased power contracts of $2.8 million and $2.7 million, for the three months ended March 31, 2008 and 2007, respectively, did not materially impact the comparability of the two quarters.

Total operating revenues decreased by $3.3 million to $68.9 million for the first quarter of 2008, compared to revenues recorded in the first quarter of 2007, a decrease of 4.6%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2008	2007	$ Change	% Change
Water	$52,089	$50,327	$1,762	3.5%
Electric	8,803	8,869	(66)	-0.7%
Contracted services	8,050	13,074	(5,024)	-38.4%
Total operating revenues	$68,942	$72,270	$(3,328)	-4.6%

Water revenues for the first quarter increased by $1.8 million or 3.5%. Contributing to this increase were rate increases approved by the CPUC effective January 1, 2008, which added approximately $4.3 million in the first quarter of 2008 to water revenues. This increase was partially offset by a decrease of 8.1% in water consumption due to wet weather which caused water revenues to be lower by approximately $2.6 million, which is discussed above.

Electric revenues from GSWC’s Bear Valley Electric Division decreased slightly by 0.7% due primarily to the recognition of an increase of $104,000 in a regulatory liability, with a corresponding decrease in revenues, for probable refunds to customers related to adjustments to the final costs associated with the 8.4 MW natural gas-fueled generation plant. There was also a decrease in other electric revenues which are composed of new connection and reconnection fees. These decreases were partially offset by higher electric usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and wastewater systems at certain military bases. Such revenues decreased by $5.0 million during the first quarter of 2008 primarily due to revenues in 2007 related to the wastewater expansion project at Fort Bliss, which generated $10.4 million of construction revenues in the first quarter of 2007. The reduction in revenues was partially offset by increased construction revenues at Andrews Air Force Base pursuant to its 50-year fixed-price contract, and the commencement of operation of the water and wastewater systems at military bases in North Carolina and South Carolina in the first quarter of 2008.

Total operating expenses for the three months ended March 31, 2008, decreased to $54.5 million as compared to the $55.4 million recorded for the same period in 2007, reflecting: (i) decreases in water supply costs resulting primarily from lower customer demand and a favorable supply mix; (ii) an increase in the unrealized gain on purchased power contracts; (iii) a slight decrease in property and other taxes, and (iv) a $5.2 million decrease in construction expenses related to contracted services at ASUS. For the three months ended March 31, 2008, construction expenses decreased to $3.9 million compared to $9.1 million for the same period in 2007 primarily reflecting the costs incurred in 2007 for the wastewater expansion project at Fort Bliss. There was no similar project in the first quarter of 2008. These decreases in operating expenses were partially offset by increases in: (i) other operating expenses resulting from higher chemical and water treatment costs; (ii) administrative and general expenses due to higher labor and employee benefit costs, and an increase in costs for outside services; (iii) maintenance expenses reflecting an increase in required and emergency maintenance activities on GSWC’s wells; (iv) depreciation and amortization expense reflecting, among other things, the effects of closing approximately $55.2 million of additions to utility plant during 2007; (v) operating expenses at ASUS due to the commencement of operation of the water and wastewater systems at military bases in North Carolina and South Carolina in the first quarter of 2008; and (vi) a net gain on disposal of property that occurred in 2007; there was no similar gain in the same period of 2008.

In summary, the table below sets forth pretax operating income by segment for the first quarter:

(in thousands)	2008	2007	$ Change	% Change
Water	$11,695	$11,130	$565	5.1%
Electric	3,410	3,652	(242)	(6.6%)
Contracted services	(541)	2,163	(2,704)	(125.0%)
AWR parent	(102)	(94)	(8)	(8.5%)
Total pretax operating income	$14,462	$16,851	$(2,389)	(14.2%)

Interest expense decreased to $5.4 million compared to $5.5 million for the same period of 2007 primarily reflecting lower short-term interest rates. Average bank loan balances outstanding under AWR’s credit facility increased to $42 million for the first quarter of 2008 as compared to $35 million for the same period in 2007.

Other income reflects the recording of equity earnings from a non-operating investment.

The first quarter 2008 income tax expense decreased to $4.3 million compared to $5.0 million for the same period of 2007, due primarily to a 20.3% decrease in pretax income. In addition, the effective tax rate (“ETR”) for the first quarter of 2008 was 44.5% compared to 41.8% for the same period of 2007. The increase in the ETR primarily results from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. In particular, the increase in the ETR is principally due to a net increase in compensatory-related flow-through adjustments.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

First Quarter 2008 Earnings Release Conference Call – The Company will host a conference call today, May 8, 2008 at 11:00 a.m. Pacific Time (“PT”), during which management will be making a brief presentation focusing on the Company’s 2008 first quarter results, strategies, and operating trends.

Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, May 8, 2008 at 3:00 p.m. PT and will run through Thursday, May 15, 2008. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 44726541.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. Government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2008	2007
	(Unaudited)
Assets
Utility plant-net	$784,788	$776,379
Other property and investments	23,309	21,599
Current assets	59,840	63,015
Regulatory and other assets	107,448	102,905
	$975,385	$963,898
Capitalization and Liabilities
Capitalization	$570,683	$569,355
Current liabilities	103,076	94,251
Other credits	301,626	300,292
	$975,385	$963,898

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2008	2007
	(Unaudited)
Operating Revenues	$68,942	$72,270

Operating Expenses:
Supply costs	$16,140	$16,831
Unrealized gain on purchased power contracts	(2,843)	(2,710)
Other operating expenses	7,996	6,597
Administrative and general expenses	14,827	13,007
Maintenance	3,772	2,973
Depreciation and amortization	7,793	7,089
Property and other taxes	2,920	2,930
Construction expenses	3,875	9,069
Net gain on sale of property	-	(367)
Total operating expenses	$54,480	$55,419

Operating income	$14,462	$16,851

Interest expenses	(5,378)	(5,496)
Interest income	361	566
Other	114	69
Income From Operations Before Income Tax Expenses	$9,559	$11,990

Income tax expenses	4,255	5,006
Net Income	$5,304	$6,984

Weighted Average Shares Outstanding	17,239	17,055
Earnings Per Common Share	$0.31	$0.40
Weighted Average Diluted Shares	17,357	17,114
Earnings Per Diluted Share	$0.30	$0.40
Dividends Declared Per Common Share	$0.250	$0.235

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
Telephone: (909) 394-3600, ext. 647